EXHIBIT 10-16(b)


                     OPERATING AGREEMENT

                             OF

                  HOME TEAM FINANCIAL, LLC

                     TABLE OF CONTENTS
                     _________________

SECTION 1 - DEFINITIONS.....................................1
SECTION 2 - ORGANIZATION....................................4
SECTION 3 - PURPOSE.........................................4
SECTION 4 - TERM............................................4
SECTION 5 - PRINCIPAL OFFICE................................4
SECTION 6 - COMPANY CAPITAL AND PERCENTAGE INTERESTS........4
SECTION 7 - CAPITAL ACCOUNTS................................5
SECTION 8 - ALLOCATION OF PROFITS OR LOSSES.................6
SECTION 9 - DISTRIBUTIONS...................................6
SECTION 10 - TAX ELECTIONS..................................6
SECTION 11 - TAX MATTERS PARTNER............................7
SECTION 12 - CONFLICTS OF INTEREST..........................7
SECTION 13 -MANAGEMENT BY OPERATING COMMITTEE...............9
SECTION 14 - OFFICERS......................................11
SECTION 15 - RESPONSIBILITIES OF UNCB......................12
SECTION 16 - TRANSFER OF INTERESTS; ADMISSION OF ADDITIONAL
 MEMBERS...................................................13
SECTION 17 - BUYOUT METHODOLOGY............................15
SECTION 18 - DISSOLUTION - BUYOUT BY INDIVIDUAL MEMBERS....15
SECTION 19 - BOOKS AND RECORDS.............................17
SECTION 20 - LIABILITY OF MEMBERS..........................17
SECTION 21 - INDEMNIFICATION...............................17
SECTION 22 - MISCELLANEOUS.................................19

ANNEX A -  INITIAL CAPITAL CONTRIBUTIONS,  OWNERSHIP SHARES AND
 VOTING RIGHTS........................................... A-1
ANNEX B - LIST OF ASSETS PURCHASED BY THE COMPANY FROM HOME TEAM
 MORTGAGE, INC............................................B-1
ANNEX C -  NET PROFIT DISTRIBUTION SCHEDULE...............C-1
ANNEX D -  BUYOUT PAYMENTS ON DEATH OR DISABILITY.........D-1

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                    OPERATING AGREEMENT
                            OF
                  HOME TEAM FINANCIAL, LLC
           (A Pennsylvania Limited Liability Company)


     This Operating Agreement of Home Team Financial, LLC (the
"Company"), dated as of July 15, 2005 has been adopted by and among the Members of the Company.

                          RECITALS

     WHEREAS, the Company has been organized as a Pennsylvania limited liability company by the filing of a certificate of organization with the Department of State of the Commonwealth of Pennsylvania under and pursuant to the Act.

     WHEREAS, the undersigned desire to set forth certain operating standards and procedures to be applicable to the Company and the Members with respect to the affairs of the Company and the conduct of its business;

     NOW, THEREFORE, the undersigned hereby state as follows:

     1.   Definitions. In addition to the terms defined in other
          ___________
provisions of this Agreement, including without limitation all Annexes hereto, the following terms all have the meanings set forth below unless the context requires otherwise:

     "Act." The Pennsylvania Limited Liability Company Law of
1994, 15 Pa.C.S. Section 8901, et. seq., and any successor statute, as amended from time to time.

     "Affiliate." As to any Person, any other Person that directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with such Person or, if such Person is an individual, the Immediate Family of such Person or trusts solely for the benefit of such Immediate Family. As used in this definition, the term "control" means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, either through ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

      "Agreement." This Operating Agreement, as amended, modified, supplemented, or restated from time to time.

     "Bank" or "UNCB."  Union National Community Bank, located in
Mount Joy, PA.

     "Buyout Payments" shall mean scheduled payments made by the Bank, or to be made, in accordance with Section 17 hereof, to the individual Members made in exchange for the scheduled step-down of their ownership interests in the Company, as provided under
Section 2.5 of the Members Agreement.

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     "Capital Account." The individual account maintained by the
Company with respect to each Member as provided in Annex A.
                                                   _______

     "Capital Contribution." The aggregate amount of cash and the agreed value of any property or services (as determined by the Members and the Company) contributed by each Member to the Company as provided in Section 6. In the case of a Member that acquires a Membership Interest in the Company by an assignment or transfer in accordance with the terms of this Agreement, "Capital Contribution" means the Capital Contribution of that Member's predecessor proportionate to the acquired Membership Interest.

     "Certificate." The certificate of organization of the Company and any and all amendments thereto and restatements thereof filed on behalf of the Company with the Department of State of the Commonwealth of Pennsylvania pursuant to the Act.

     "Closing." The date of execution of this Operating
Agreement, the Members Agreement by and between the Members, the Employment Agreements by and between the Bank and John Neihart and the Bank and Kevin Glackin, respectively, and the Assignment of Interest in TA of Lancaster, LLC.

     "Code." The Internal Revenue Code of 1986, as amended.

     "Company." See the preamble.

     "Covered Person." A Member, any Affiliate of a Member, any officer, director, shareholder, partner, employee, representative, or agent of a Member, or their respective
Affiliates, or any officer, employee, or agent of the Company or its Affiliates.

     "Employment Agreements" means the employment agreements entered into by and between John Neihart and the Bank and Kevin Glackin and the Bank, entered into on even date herewith, and effective as of the date this Agreement becomes effective.

     "Immediate Family." With respect to any individual, such individual's parents, spouse, issue, and adopted children, or any of them.

     "Laws." Any of the following:

          (1) all constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, rules, regulations, and municipal bylaws, whether domestic, foreign, or international;

          (2) all judgments, orders, writs, injunctions, decisions, rulings, decrees, and awards of any governmental body;

          (3) all policies, practices, and guidelines of any governmental body; and

          (4) any amendment, modification, re-enactment, restatement, or extension of any of the foregoing, in each case binding on or affecting the party or Person referred to in the context in which such word is used.

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     "Majority Vote." The written approval of, or the affirmative vote by, Members holding a majority of the Voting Rights.

     "Member." A Person who at the time is a member of the
Company. "Members" means two or more Persons when acting in their capacities as members of the Company.  For purposes of the
application of a provision of the Act to the Company, the Members shall constitute one class or group of members. Annex A shall be
                                                _______
amended from time to time to show the current Members.

     "Membership Interest." The interest of a Member in the Company, including, without limitation, interests in the profits and losses, rights to distributions (liquidating or otherwise), allocations and information, and rights to consent to or approve actions by the Company, all in accordance with the provisions of this Agreement, the Members Agreement, and the Act.

     "Members Agreement." That certain Members Agreement executed on even date with this Operating Agreement by and between the Members of the Company.

     "Net Profit." For purposes of this Operating Agreement, and the Members Agreement, "Net Profit" means the gross revenue of the Company, less expenses, determined under Generally Accepted Accounting Principles, except that adjustments shall be made such that "Net Profit" is not reduced by amortization of good-will, or start-up costs that arise from the purchase transactions contemplated in the Members Agreement.

     "Percentage Interest." The proportionate Membership Interest of a Member expressed as a percentage as shown on Annex A.
                                                  _____ _

     "Person." A natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, estate, association, or other legal entity or organization.

     "Treasury Regulations" or "Treas. Regs." The income tax regulations, including temporary regulations, promulgated under the Code, as those regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

     "UNCB Incremental Income Tax Rate" UNCB's parent corporation's consolidated marginal tax rate based on the United
States Internal Revenue Service published corporate income tax rates (as of the date of Closing, Thirty-four percent (34%)).

     "Voting Rights." Each Member shall have that number of Voting Rights as set forth in "Annex C" hereto

     "Startup Year." The period beginning on the date of Closing and ending December 31, 2005.

     "Year 1."  The period beginning January 1, 2006 and ending
December 31, 2006.

     "Year 2."  The period beginning January 1, 2007 and ending
December 31, 2007.

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     "Year 3."  The period beginning January 1, 2008 and ending
December 31, 2008.

     "Year 4."  The period beginning January 1, 2009 and ending
December 31, 2009.

     "Year 5."  The period beginning January 1, 2010 and ending
December 31, 2010.

     "Year 6."  The period beginning January 1, 2011 and ending
December 31, 2011.

     "Year 7."  The period beginning January 1, 2012 and ending
December 31, 2012.

     "Year 8."  The period beginning January 1, 2013 and ending
December 31, 2013.

     "Year 9."  The period beginning January 1, 2014 and ending
December 31, 2014.

     "Year 10."  The period beginning January 1, 2015 and ending
December 31, 2015.

     2.   Organization.  The Members have heretofore authorized
          ____________
the organization of the Company as a limited liability company under and pursuant to the provisions of the Act and agree that the rights, duties, and liabilities of the Members shall be as provided in the Act, except as otherwise provided in this Agreement.

     3.   Purpose.  The Company is formed for the object and
          _______
purpose and the nature of the business to be conducted and promoted by the Company is, to do business as a mortgage lender/correspondent engaging in any lawful act or activity for which limited liability companies may be organized under the Act and engaging in any and all activities necessary, convenient, desirable, or incidental to the foregoing.

     4.   Term.  The existence of the Company commenced on the
          ____
date the Certificate was filed in the office of the Department of State of the Commonwealth of Pennsylvania and shall continue until the Company is dissolved in accordance with the provisions of this Agreement.

     5.   Principal Office. The principal office of the Company
          ________________
shall be located at 101 East Main Street, Mount Joy, PA, 17552 or at such other location as may be determined, from time to time, by the Members. The Company may also have such other offices at such other locations as, from time to time, may be determined by the Members.

     6.   Company Capital and Percentage Interests.
          ________________________________________

          (a)  Initial Capital Contributions. The initial Capital
               _____________________________
     Contribution that each member has made or is deemed to have made to the Company is set forth opposite the Member's name in Annex A.
        _______

          (b)  No Interest. Interest shall not be paid on or with
               ___________
     respect to the Capital Contribution or Capital Account of any Member.

          (c)  Return of Capital Contribution; Reimbursement of
               ________________________________________________
     Start-up Expenditures.
     _____________________

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               (i)  Although the Company may make distributions
          to the Members from time to time as a return of their Capital Contributions, a Member shall not have the right to withdraw or demand a return of any of the Member's Capital Contribution or Capital Account, except upon dissolution or liquidation of the Company,

               (ii) Notwithstanding the foregoing, all capitalizable start-up expenditures incurred by UNCB will be absorbed by the Company from the Capital Contribution. UNCB, Neihart and Glackin may be reimbursed by the Company to the extent of such amount that each of their cash Capital Contributions is expended in start-up costs.

               (iii)Upon dissolution of the Company,
          Neihart/Glackin shall have the right to distribution in kind of the proprietary software developed by them for use in their prior Mortgage Company, Home Team
          Mortgage, Inc. which is being contributed as a part of their capital contribution to the Company.

          (d)  Percentage Interests. The initial Percentage
               ____________________
     Interest of each Member shall be as set forth in Annex A. Changes in the percentage ownerships of the Members shall be governed by this Operating Agreement and the Step-down Schedule of ownership set forth in Section 2.5 of the Members Agreement.

     7.   Capital Accounts.
          ________________

          (a)  Tax Provisions. The allocation and capital account
               ______________
     maintenance provisions of Treasury Regulations under section 704 of the Code are hereby incorporated by reference, including a "qualified income offset" within the meaning of Treas. Reg. 1.704-1(b)(2)(ii)(d), the rules regarding allocation of "partner nonrecourse deductions" under Treas. Reg. Section 1.704-2(i)(1), "minimum gain chargeback" under Treas. Reg. Section 1.704-2(i) and "partner nonrecourse debt minimum gain chargeback" under Treas. Reg. Section 1.704-2(i)(4), and the limitation on allocation of losses to any Member that would cause a deficit capital account in excess of such Member's capital contribution obligations and share of minimum gain and partner nonrecourse debt minimum gain under Treas. Reg. Section 1.704-1(b)(2)(ii)(d) as modified by Treas. Reg. Section 1.704-2(g)(1) and 1.704-2(i)(5).

          (b)  Contributed Property. To the extent contributed
               ____________________
     property has a fair market value at the time of contribution that differs from the contributing Member's basis in the property, and to the extent the carrying value of property of the Company for Capital Account purposes otherwise differs from the Company's basis in such property, depreciation, gain, and loss for capital account purposes shall be computed by reference to such carrying value rather than such tax basis. In accordance with section 704(c) of the Code, income, gain, loss, and deduction with respect to such property shall, solely for tax purposes, be shared among the Members so as to take account of the variation between the basis of the property to the Company and its fair market value at the time of contribution, or at the time that the carrying value of such property is adjusted under Treas. Reg. Section 1.704-1(b)(2)(iv)(1), as the case may be.

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          (c)  Purchased Property. Property to be purchased by
               __________________
     the Company from Home Team Mortgage, Inc. is set forth in Annex B.

     8.   Allocation of Profits or Losses. At all times while
          _______________________________
there is more than one Member, Profits or Losses shall be
allocated to the Members as provided in Annex C .
                                        _______

     9.   Distributions.
          _____________

          The Net Profits of the Company shall be distributed to the Members in the following manner:

          (a) In the Startup Year and Years 1 through Year 5, distributions of Net Profit shall be: 37.69% of Net Profits of the Company shall be distributed to Neihart, and 32.31% of Net Profits of the Company shall be distributed to Glackin and 30% of the Net Profits shall be distributed to UNCB.

          (b) In Years 6 through Year 10, the Net Profit distributions to Neihart and Glackin shall be reduced each year by twenty percent (20%) of the original percentage, (i.e., 20% of 37.69% and 32.31%. respectively, equaling a 7.538% reduction in Neihart's percentage ownership for each year and a 6.462% reduction in Glackin's percentage ownership) and the Net Profit distribution to UNCB shall be increased by that amount equal to the sum of the reductions to Neihart and Glackin.

          Annex C sets forth the percentage of Net profits to be distributed to each Member in the startup Year and Years 1 through 10.

     10.  Tax Elections.
          _____________

          (a)  Elections to be Made. To the extent permitted by
               ____________________
     applicable tax law, the Company may make the following elections on the appropriate tax returns:

               (1) to adopt the calendar year as the Company's taxable year;

               (2) to adopt the cash method of accounting for federal income tax purposes;

               (3) if a transfer of a Membership Interest as described in section 743 of the Code occurs, on written request of the transferee, or if a distribution of Company property is made on which gain described in section 734(b)(1)(A) of the Code is recognized or there is an excess of adjusted basis as described in section 734(b)(1)(B) of the Code, to elect, pursuant to section 754 of the Code, to adjust the basis of Company properties;

               (4)  to elect to amortize the organizational
          expenses of the Company and the start-up expenditures of the Company ratably over a period of 60 months as permitted by sections 195 and 709(b) of the Code; and

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               (5)  any other election the Members may deem
          appropriate and in the best interests of the Members.

          (b)  No Election of Corporate Taxation.  Neither the
               _________________________________
     Company nor any Member may make an election for the Company to be taxable as a corporation for federal income tax purposes or to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law, and no provision of this Agreement shall be construed to sanction or approve such an election.

     11.Tax Matters Partner. If the Company is subject to the
        ___________________
consolidated audit procedures of sections 6221 to 6234 of the Code, the "tax matters partner" of the Company pursuant to section 623 1(a)(7) of the Code shall be UNCB. UNCB shall take such action as may be necessary to cause each other Member to become a "notice partner" within the meaning of section 6223 of the Code. Any Member who is designated tax matters partner" shall inform each other Member of all significant matters that may come to its attention in its capacity as "tax matters partner" by giving notice thereof on or before the fifth Business Day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity. The Company shall reimburse the tax matters partner for any costs incurred representing the interests of the Members in respect of Company tax matters.

     12.  Conflicts of Interest.
          _____________________

          (a)  Other Business Interests.  Except as set forth in
               ________________________
     the Employment Agreements dated of even date herewith between the Bank and John Neihart and Kevin Glackin, any Member or Affiliate thereof may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and the Company and the Members shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper. No Member or Affiliate thereof shall be obligated to present any particular investment opportunity to the Company even if the opportunity is of character that, if presented to the Company, could be taken by the Company, and any Member or Affiliate thereof shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity. Notwithstanding the foregoing, in the absence of breach of the Members Agreement, in the event that UNCB proposes to acquire or charter an entity that engages in the same mortgage business as the Company, Neihart/Glackin shall be offered an opportunity for the proposed new entity or acquiree to be merged into (or otherwise combined into) the Company. The terms of the acquisition shall be subject to determination and agreement by the parties. In the event that Neihart/Glackin requests that the new entity, acquiree be combined with the Company, and the Bank declines to so combine the entities, then the restrictive clauses prohibiting competition with the Company, as set forth in paragraph 10 of their Employment Agreements shall become null and void.

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

          (b) In the event that UNCB, or its holding Company, is acquired by or merges with another financial institution or bank holding company, and that entity determines that it does not want to continue the business of the Company, then: (i) the restrictive clauses prohibiting competition with the Company, as set forth in paragraph 10 of their Employment Agreements shall become null and void; and (ii) Neihart and Glackin, or either of them, shall have the right to purchase UNCB's Membership Interest in the Company at its then fair market value, as determined by an independent qualified business valuation consultant having experience valuing mortgage origination businesses, agreed upon by the parties, as provided in Section 8.1 of the Members Agreement. For purposes of this subsection only, if Neihart and/or Glackin purchases UNCB's Membership Interest under this subsection then the Membership Interest of the Bank shall be calculated for buyout purposes by first establishing the fair market value as required above in this subsection, and then:

               (i) if the purchase of UNCB's Membership Interest takes place on or before July 1, 2008, reducing the fair market value of UNCB's Membership Interest (including the capital position as set forth in Annex A hereto) by twenty percent (20%); or

               (ii) if the purchase of UNCB's Membership Interest takes place after July 1, 2008, but before December 31, 2010, reducing the fair market value of UNCB's Membership Interest (including the capital position as set forth in Annex A hereto) by twelve and one-half percent (12.5%).

          (c)  Interested Transactions.  A contract or
               _______________________
     transaction between the Company and one or more of its Members or between the Company and another domestic or foreign association in which one or more of its Members have a management role or a financial or other interest, shall not be void or voidable solely for that reason, or solely because the Member is present at or participates in the meeting of the Members that authorizes the contract or transaction, or solely because the vote of the Member is counted for that purpose, if:

               (1) the material facts as to the relationship or interest and as to the transaction are disclosed or known to the Operating Committee entitled to vote thereon and the contract or transaction is specifically approved in good faith by vote of those Members; and

               (2) the contract or transaction is fair to the Company as of the time it is authorized, approved, or ratified by the Members.

          An individual who personally has an interest in a transaction shall recuse himself or herself from voting in the Operating Committee on that transaction

          (d)  Voting Procedures. Members of the Operating
               _________________
     Committee may vote in person or by proxy at a meeting of Members (which may be held by conference telephone), or by consent in lieu of a Meeting. Proxies and consents shall be in writing and may be communicated by electronic means.

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     13.  Management by Operating Committee.
          _________________________________

          (a) The business and affairs of the Company shall be managed under the direction of an Operating Committee.

               (b) The Operating Committee shall be composed of four (4) individuals, who need not be Members, provided, however, that two (2) members of the Operating Committee shall be appointed by UNCB and shall have the 51% voting rights of UNCB, and two (2) members of the Operating Committee shall be appointed by Neihart/Glackin and have the 49% voting rights of Neihart/Glackin. Meetings of the Operating Committee shall be conducted by a chairman elected to perform that function by the Operating Committee. The initial members of the Operating Committee of the Company and their Voting Rights shall be as set forth below:

        John Neihart, President                  Clement Hoober
        Kevin Glackin, Executive Vice-President  Michael Frey
                       Assistant Secretary

     Clement Hoober and Michael Frey shall together or individually exercise the 51% voting rights of UNCB.

     John Neihart shall have the Voting Rights of Neihart.

     Kevin Glackin shall have the Voting Rights of Glackin.

          (c) Without any limitation thereon, the Operating Committee shall have the power, on behalf and for the purposes of the Company, to appoint, and remove with or without cause, a President, one or more Vice Presidents, a Secretary, a Treasurer and such other officers of the Company as the Operating Committee deem appropriate to carry out, and execute the decisions and instructions of the Operating Committee in the day-to-day operations of the business of the Company, with such duties and powers as are from time to time specified by the Operating Committee;

          (d) An annual meeting of the Operating Committee shall be held immediately after and at the same place as the annual meeting of Members, with no notice other than this Agreement being necessary. The Operating Committee may establish by resolution, adopted by not less than 75% of the outstanding Member votes the time and place, either in or outside of the Commonwealth of Pennsylvania, for the holding of regular meetings of the Operating Committee without notice other than that resolution.

          (e) Special meetings of the Operating Committee may be called by or at the request of the chairman of the Operating Committee or by a majority of the Operating Committee then in office. The person or persons authorized to call special meetings of the Operating Committee may fix any place in the Commonwealth of Pennsylvania as the place for holding any special meeting of the Operating Committee.

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          (f)  Notice of any special meeting of the Operating
     Committee shall be given to each member of the Operating Committee. Notice which is personally delivered or sent by facsimile shall be given at least two days before the meeting. Notice which is given by mail shall be given at least five (5) days before the meeting. Notice given by mail will be deemed to be received forty-eight (48) hours after it is placed in the U.S. Mail, certified mail, return receipt requested, postage fully prepaid thereon. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Operating Committee need be stated in the notice.

          (g) A majority of the entire Operating Committee shall constitute a quorum for the transaction of business at any meeting of the Operating Committee, provided, however, that, if less than a majority of the Operating Committee members are present at the meeting, a majority of the Operating Committee members present may adjourn the meeting to a future time, without further notice. The Operating Committee members present at a meeting which has been duly called and convened may continue to transact business until adjournment, even though enough Operating Committee members withdraw to leave less than a quorum.

          (h) Except as otherwise provided herein, the affirmative vote of a majority of the total outstanding
     Member votes, at a meeting at which a quorum is present, shall be required for the action of the Operating Committee.

          (i) Members of the Operating Committee may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

               (j) Any action required or permitted to be taken at any meeting of the members of the Operating Committee may be taken without a meeting if a consent in writing to the action is signed by all of the members of the Operating Committee required to take the action, and the written consent is filed with the minutes of the Operating Committee.

               (k)  Subject to the limitations set forth in
     Paragraph 13(b) of this Operating Agreement, any vacancy on the Operating Committee for any cause other than an increase in the number of Operating Committee members may be filled by:

               (i) In the case of a vacancy among the members entitled to exercise the Bank's votes, the Bank may, in its sole discretion, designate the person to fill the vacancy;

               (ii) In the case of a vacancy among the person or persons entitled to exercise John Neihart's votes, John Neihart may, in his sole discretion, designate the person to fill the vacancy; and

               (iii)In the case of a vacancy among the person or persons entitled to exercise Kevin Glackin's votes, Kevin Glackin may, in his sole discretion,

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

          designate the person to fill the vacancy.

          Any vacancy on the Operating Committee by reason of an increase in the number of directors may be filled by a vote of not less than 75% of the outstanding Member votes. A member elected by the Operating Committee to fill a vacancy shall serve until the next annual meeting of Members and until his or her successor is elected and qualifies.

          (l) The Members may, at any time, remove any Operating Committee members, with or without cause, by the affirmative vote of Seventy-five percent (75%) of all the votes entitled to be cast on the matter and a successor may be elected in the manner set forth in Subsection (k) of this Section to fill any resulting vacancy for the balance of the term of the removed Operating Committee members.

          (m) The Company may not lease or purchase any real property unless approved by 75% of the outstanding Member votes in the Operating Committee.

     14.  Officers.
          ________

          (a) The Officers of the Company shall be as follows with their respective titles set forth after their names:

     John Neihart    President
     Kevin Glackin   Executive Vice President/Assistant Secretary
     Clement Hoober  Secretary/Treasurer
     Dwight Kreiser  Assistant Treasurer

          (b) Except for the duties and responsibilities of UNCB enumerated herein, and the other matters enumerated herein requiring the consent of the Members, the Officers shall serve the Operating Committee, it being expressly understood that the Officers will have authority to manage the day to day business of the Company (provided that the business is operated in accordance with the guidelines, policies and procedures established by UNCB and the Operating Committee) other than the following matters, which the parties agree will require the prior approval of the Operating Committee:

               (i) Subject to the provisions of Subsection 15(e) hereof, The hiring or firing of any employee receiving salary or hourly wages over $55,000 (exclusive of commissions and fringe benefits) on an annualized basis;

               (ii) The entering into any Material contract or purchase;

               (iii)The origination of any loan outside of the Company's internal lending guidelines or the expansion of those internal lending guidelines;

               (iv) The material deviation in any way from the bank guidelines, policies and procedures relating to loan application processing, origination and funding;

               (v)  The establishment of any new lender
     relationships other than those in effect commencing at the Closing (i.e., Wilmington Finance, IndyMac, National City,
     Countrywide, Long Beach, Washington Mutual, New Century,
     Option One, Interfirst, and Nova Star).

          (c) Without limiting their responsibilities, the parties agree that the Officers shall have specific responsibility for:

               (i) marketing, loan origination, processing, underwriting, closing and post-closing, shipping, document follow-up and quality assurance;

               (ii) secondary marketing-lender relationships, pricing, hedging, obtaining all necessary lender approvals to conduct correspondent and mortgage banking activities;

               (iii)origination, loan production, and closing documentation technology; and

               (iv) effecting the strategies, plans and business model of the Company, as developed by the Operating
          Committee.

     15.  Responsibilities of UNCB.
          ________________________

          (a) Warehouse Line. UNCB will establish a revolving warehouse line to provide loan funding service to the Company. Interest will be at the Wall Street Journal prime minus one-half percent (1/2 %). UNCB will provide line availability to the Company on a daily basis. UNCB will enter into a Warehouse Funding Services Agreement with the Company.

          (b)  Ancillary Services.  UNCB will enter into Services
     Agreement(s) with the Company, with fees to be determined by the Operating Committee, to provide some or all the following services to the Company:

               (i)   Payroll administration and processing;
               (ii)  Human Resources services;
               (iii) Employee health related insurance benefits plans, life and disability insurance plans and other employee benefits;
               (iv)  Audit and Compliance services;
               (v)   Accounting and Administrative services;
               (vi)  Credit administration services;
               (vii) Marketing services;
               (viii)Technology services; and
               (ix)  Business strategy and resource planning.
               (x) Insurance Procurement Services (including costs of insurance)

               (xi) Management services provided by employees of the Bank including, without limitation, UNCB employees' service on the Operating Committee.

          (c) Internal and external audit, compliance and regulatory costs will be charged directly to the Company, subject to review by the Operating Committee.

          (d) All deposit accounts of the Company will be opened with UNCB.

          (e) Methodology and documentation of the Company's hiring and firing of employees shall be approved by the Human Resources Department of the Bank. Any disputes or concerns arising from the hiring or termination of a Company employee shall be brought before the Operating Committee.

          (f) (1) Payments payable by the Company for services and products listed in Subsection (b) of this section which are obtained from external sources shall be based upon external vendor invoices or invoice cost increases attributable to goods or services provided to the Company.

               (2) Payments payable by the Company for services listed in Subsection (c) of this Section shall be based upon invoices for professional fees rendered by outside professionals attributable to services performed for or on behalf of the Company or performed for the Bank, but which are incurred as the result of the Company.

               (3) Fees payable by the Company to the Bank for services listed in Subsection (b) of this Section that are rendered by the Bank's employees will be based upon a prorated allocation of the Bank employees' time attributable to services to or performed for the Company, which are expected to not exceed Four Thousand Dollars ($4,000) per month for the first twelve (12) months, and which may not, without approval by Seventy five percent (75%) of the voting shares of the Members (exercisable in the Operating Committee), exceed Six Thousand Dollars ($6,000) for any one month for the period commencing July 1, 2005 through December 31, 2010.

          (g) UNCB will enter into a Management Services Agreement with the Company separate from that described in paragraph (b) of this section which will provide for monthly payments to the Bank by the Company in an amount calculated as the cost to the Bank of the Employment Agreements, in exchange for the management services of Neihart and Glackin which the Bank will provide to the Company.

          16.  Transfer of Interests; Admission of Additional
          Members.

          (a)  Restrictions on Transfer.  Membership Interests
               ________________________
          constitute the personal estate of Members and may be transferred or assigned only in accordance with the terms of this Operating Agreement. If all of the other Members of the Company other than the Member proposing to dispose of his or her interest do not approve of the proposed transfer or assignment by unanimous written consent, the transferee of the interest of the Member shall have no right to participate in the management of the business and affairs of the Company or to become a Member. Subject to the terms set forth in this Section, the transferee shall only be entitled to receive the distributions and the return of contributions to which that Member would otherwise be entitled. Notwithstanding the foregoing, the Bank shall be permitted to assign or transfer its entire membership interest, including its voting rights only pursuant to a merger or acquisition transaction undertaken with another depository financial institution at either the bank or holding company level.

          (b)  Transfers of Interests.
               ______________________

               (i) In the event that a Member dies during the term of the Membership Agreement, then the Company may cease all distributions of Net Profit to that Member commencing for the first full calendar year after which the Member dies. If the Death occurs in any of years 5
          (2010) through year 10 (2015), Buyout Payments to the deceased member's estate or heirs will occur in accordance with the schedule set forth in paragraph 17 hereof. However, if the death occurs in the Startup year or year 1 (2006) through year 4 (2009) the buyout schedule will be accelerated to commence for the first full year after the death occurs, and the dollar figure payable in each of the "payout" years shall be reduced by six percent (6%) for each year the payout is accelerated, in the manner as is more fully described in "Annex D."

               (ii) Company shall purchase disability insurance insuring each individual Member against total disability, and naming the Company as beneficiary. Any payments of insurance proceeds from those policies shall be 100% distributable to the Bank to fund the buyout of the disabled Member. In the event that a Member is determined to be disabled under the terms of the policy applicable to the Member, then the Company may cease all distributions of Net Profit to that Member commencing for the first full calendar year after which the disability occurs. If the disability occurs in year 5 (2010) through year 10 (2015), Buyout Payments to the disabled member will occur in accordance with the schedule set forth in paragraph 17 hereof. However, if the disability occurs in the Startup Year, or year 1 (2006) through year 4 (2009) the buyout schedule will be accelerated to commence for the first full year after the disability occurs, and the dollar figure payable in each of the "payout" years shall be reduced by six percent (6%) for each year the payout is accelerated, in the manner as is more fully described in" Annex D."

               (iii)In exchange for the payments set forth in this section and "Annex D", the deceased or disabled member's Membership Interest in the Company (together with the right to all Net Profit Distributions) shall be automatically transferred to the Company as of December 31 of the year the Member dies or becomes disabled.

          (c)  Admission of Additional Members.  Additional
               _______________________________
     Members shall only be admitted upon unanimous consent of all existing members.

          (d) The number resulting from the calculations described in Subsection (b), hereof, shall be reduced by UNCB's incremental income tax rate.

          (e) In Year 6 (2011) through Year 10 (2015), the Membership Interest in the Company of Neihart and Glackin shall be reduced by twenty percent (20%) of each of their respective original Membership Interests, and the Membership Interest of UNCB shall increase proportionally, with the result that in Year 10, Neihart's and Glackin's Membership Interest shall be zero percent (0%) and UNCB's Membership Interest shall be one hundred percent (100%) (as provided in "Annex C" hereto). For purposes of this subsection, "Membership Interest" shall not include voting rights, which shall be adjusted over time in accordance with Annex C hereto.

     17.  Buyout Methodology.
          __________________

          (a) Commencing with Calendar year 2011, Neihart and Glackin shall be entitled to payments from the Bank in consideration of the sale of their Membership Interests in HTF LLC, as follows. Ninety (90) business days following January 1 of 2011, UNCB shall prepare and provide to John Neihart and Kevin Glackin an unaudited profit and loss financial report of the Company (the "Net Profit Measurement Report"). Subject to the review of Neihart and Glackin, and the procedure as to any dispute thereof, as set forth in this Operating Agreement, buyout payments to:

               (1)  Neihart payable in 2011 will be the sum of:
          (a) 37.69% of the Net Profit distributable to the Members for 2010 times three (x3); (b) 37.69% of the Net Profit distributable to the Members for 2009 times two (x2); and (c) 37.69% of the Net Profit distributable to the Members for 2008, times one (x1); the sum of which shall be divided by six (6);

               (2)  Glackin payable in 2011 will be the sum of:
          (a) 32.31% of the Net Profit distributable to the Members for 2010 times three (x3); (b) 32.31% of the Net Profit distributable to the Members for 2009 times two (x2); and (c) 32.31% of the Net Profit distributable to the Members for 2008, times one (x1); the sum of which shall be divided by six (6)

          (b)  For the years of  2012, 2013, 2014, and 2015
     buyout payments shall be calculated on a "rolling" basis in the same manner as set forth above, adjusting the dates to reflect ongoing time. Buyout payments shall be payable by April 30, of the year next succeeding the calendar year for which the payment is calculated, unless a dispute between the parties as to the amount delays a final calculation of the amount owed.

          (c) All payment calculations described in this Section shall be reduced by a dollar figure calculated from UNCB's incremental income tax rate for the latest completed taxable year prior to the buyout payment.

     18.  Dissolution  Buyout by Individual Members.
          __________________________________________

          (a) Events of Dissolution. The Company shall dissolve, and its affairs shall be wound up, only upon the first to occur of the following:

               (1) the vote, consent, or agreement of members holding at least 75.5% of the Voting Rights;

               (2) the entry of an order of judicial dissolution of the Company under Section 8972 of the Act.

               (3) Upon UNCB's being placed in receivership or conservatorship by its primary regulator, or the death, retirement, insanity, resignation, expulsion, or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company unless the business of the Company is continued by the vote or consent of the remaining Members given within 180 days following such event. In the event that UNCB is placed into receivership or conservatorship, the remaining members shall have an option to purchase UNCB's Membership share in the Company at a price acceptable to the conservator or receiver.

          (b)  Distributions upon Dissolution. In the event of
               ______________________________
     the dissolution of the Company, the assets of the Company shall be liquidated in such manner as the Members shall determine and, after the obligations of the Company to third parties have been discharged or provided for in accordance with applicable law, the net proceeds of the liquidation shall be distributed in accordance with the following procedure:

               (1) The net proceeds shall be distributed first, among the Members, if any, who have made unrepaid loans or advances to the Company, in an amount up to the aggregate amount of such unrepaid loans and advances, and in proportion to the amount of such loans and advances and the unpaid interest thereon.

               (2)  The Company may sell any or all Company
          property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members.

               (3) With respect to all Company property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution.

               (4)  After completion of the steps in paragraphs
          (1), (2) and (3), the remaining assets shall be distributed to the Members in an amount equal to the credit balance in each of their Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods.

               (5) If there are additional amounts available after satisfaction of all payments called for in subparts (1) through (4) of this Subsection, those monies shall be distributed to the Members in proportion to their respective Percentage Interests.

               (6) Upon dissolution, Neihart/Glackin shall have the right to elect to receive distribution in kind of the proprietary software developed heretofore by Neihart/Glackin for use in Home Team Mortgage, Inc., which is being contributed as capital to the Company. If that election is made, Neihart/Glackin's distributable capital account shall be reduced by the fair market value of the software being distributed.

          (c)  Procedure.  A reasonable time shall be allowed for
               _________
     the liquidation of the Company in order to minimize the losses normally attendant upon liquidation.

          (d)  Certificate of Dissolution.  On completion of the
               __________________________

     liquidation of Company assets as provided herein, the Members (or such other person or persons as the Act may require or permit) shall file a Certificate of Dissolution with the Department of State of the Commonwealth of Pennsylvania and take such other actions as may be necessary to terminate the existence of the Company.

          (e)  Final Accounting.  In connection with the
               ________________
     Company's liquidation, the Company's accountants shall compile and furnish to each Member a statement setting forth the assets and liabilities of the Company as of the date of complete liquidation.

     19.  Books and Records.  The Operating Committee shall cause
          _________________
to be kept full and accurate books and records of the Company.
All books and records of the Company shall be kept at the Company's principal office and shall be available at such location at reasonable times for inspection and copying by the Members or their duly authorized representatives.

     20.  Liability of Members.  The Members, as such, shall not
          ____________________
be liable for the debts, obligations, or liabilities of the Company except to the extent required by the Act.

     21.  Indemnification.
          _______________

          (a) Subject to the terms and conditions of this Agreement, Neihart and Glackin, jointly and severally, shall indemnify and hold harmless UNCB from and against any and all liabilities, losses, costs, damages, taxes, levies, fees, penalties, fines, interest, obligations or expenses of any kind whatsoever (including, without limitation, reasonable attorneys' accountants', consultants' or experts' fees and disbursements) which UNCB or any of its affiliates actually suffers, incurs or sustains arising out of or attributable to (whether or not arising out of third party claims) any legal, administrative, arbitral, governmental or other proceedings, actions or governmental investigations of any nature in progress, open, pending or threatened on the date of this Agreement and any actions, suits, proceedings or causes of action, whether civil, criminal, administrative or investigative (including an action by or in the right of the Home Team Mortgage, Inc.), commenced on the date of this Agreement or within
     five (5) years   following the date of this Agreement which
     relate to actions on or prior to the date of this Agreement against UNCB, brought by reason of acts or failure to act, errors and omissions of the officers, directors, employees, shareholders, or agents of Home Team Mortgage , Inc., arising from the activities and business of Home Team Mortgage, Inc.

          (b) The Operating Committee is required to authorize that any Officer, Member, employee or duly authorized agent of the Company shall be indemnified by the Company against expenses actually and necessarily incurred in connection with the defense of any action, suit or proceedings of any nature whatsoever in which he or she is made a party by reason of being or having been an officer, employee or agent of the Company, to the fullest extent permitted under Pennsylvania law. The indemnification shall include, without limitation, any judgment, fine, penalty, settlement, and reasonable expenses, unless and to the extent that the party seeking indemnification has been adjudged liable to the Company, or to the Bank pursuant to indemnification set forth in Subsection (a) of this Section. The Operating Committee may not authorize indemnification in relation to matters as to which the person seeking indemnification has been adjudged in such action, suit or proceeding to be liable by reason of willful misconduct involving active and deliberate dishonesty, bad faith in the performance of his or her duties, or disloyalty to, or breach of any agreement with the Company.

          (c) The indemnified party shall promptly notify the indemnifying party of the discovery by it of, or the assertion against it of, any claim or potential liability for which indemnification is provided herein or the commencement of any action or proceeding in respect of which indemnity may be sought hereunder; provided, however; that the failure promptly to give such notice shall affect any indemnified party's rights hereunder only to the extent that such failure shall (i) actually materially and adversely affect any indemnifying party or its rights hereunder or
     (ii) result in the indemnified party failing to give notice of a claim for indemnification prior to the expiration of the survival period set forth in Section 21 hereof to which the claim relates.

          (d)  The right of an indemnified party under this
     Section 21 shall be subject to the following conditions and limitations: (1) notice of any claim for indemnification under Section 21 shall have been given within five (5) years and fifteen (15) days following the date of this Agreement and no party shall have the right to seek indemnification hereunder unless the claim is so asserted during such period; (2) notice of any claim for indemnification with respect to Losses attributable thereto, shall have been given prior to the expiration of the applicable statute of limitations (giving effect to any extensions thereof) for the assertion of claims by the relevant tax authority; and
     (3) with respect to a claim for indemnification arising out of or involving an assertion by a third party of liability on the part of an indemnified party, the indemnified party shall advise the indemnifying party of all facts relating to such assertion within the knowledge of the indemnified party, and shall afford the indemnifying party the opportunity, at the indemnifying party's cost and expense, to defend against such claims for liability; in any such action or proceeding, the indemnified party shall have the right to retain its own counsel and to participate in the defense, but the fees and expenses of such counsel shall be at the expense of the indemnified party unless (1) the indemnifying party and indemnified party mutually agree in writing to the retention of such counsel or (2) in the reasonable judgment of counsel for the indemnifying party, representation of the indemnifying party and the indemnified party by the same counsel would be inadvisable due to actual or potential differing or conflicts of interest between them.

          (e) Notwithstanding anything else to the contrary contained herein and in addition to any of the other conditions, limitations and exclusions set forth herein, Neihart and Glackin shall not be required to indemnify UNCB, and UNCB shall not seek indemnity from the Neihart and Glackin for any of the following:

               (1) Losses arising from the failure of UNCB in any Material respect to comply with its obligations under this Agreement or with respect to which Neihart and Glackin followed the instructions of UNCB; and

               (2) Losses for which UNCB is indemnified by any Person, whether pursuant to an insurance policy, guarantee or otherwise.

          (f) The indemnifying party shall have the right to settle or compromise any claim or liability subject to indemnification under this Section 21 which is susceptible to being settled or compromised, provided, however, that any such settlement shall require the consent of the indemnified party, which consent shall not be unreasonably withheld, provided further however, that the consent of the indemnified party shall not be required if (1) the terms of the settlement require only the payment of damages and payment of the full amount of the relevant indemnification obligation to the indemnified party is assured and (2) the indemnified party is not otherwise materially and adversely affected by the terms of the settlement.

          (g) For the limited purposes of determining Neihart and Glackin's indemnification obligations under this Section 21, a "material" loss shall mean a single loss or claim of Ten Thousand Dollars ($10,000) or more, or aggregate losses or claims arising from the same circumstances of Ten Thousand Dollars ($10,000) or more.

          (h) The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have with respect to Losses actually suffered, incurred or sustained due to the intentional or willful actions of a Party in connection with this Agreement, the transactions contemplated by this Agreement, or other agreements entered into in connection with this Agreement. Each of Neihart and Glackin hereby agrees that he or she will not make any claim for indemnification against UNCB by reason of the fact that he or she was a shareholder, director, officer, employee, or agent of Home Team Mortgage, Inc., or was serving at the request of such entity as a partner, trustee, shareholder, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter, document, bylaw, agreement or otherwise).

     22.  Miscellaneous.
          _____________

          (a)  Notices to Members.  Any notice required to be
               __________________
     given to a Member under the provisions of this Agreement or by the Act shall be given either personally or by sending a copy thereof by first class or express mail, postage prepaid, or courier service, charges prepaid, or hand delivery, to the postal address of the Person appearing on the books of the Company for the purposes of notice. Notice pursuant to this paragraph shall be deemed to have been given to the Person entitled thereto (1) if hand delivered or sent by overnight delivery, on the next business day following the date so delivered or sent; or (2) if sent by first class or express mail, five business days following the date sent.

          (b)  Effect of Waiver or Consent.  A waiver or consent,
               ___________________________
     express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the period of the applicable statute of limitations has run.

          (c)  Execution in Counterparts.  This Agreement may be
               _________________________
     executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. If executed in multiple counterparts, this Agreement shall become binding when any counterpart or counterparts, individually or taken together, bear the signatures of all of the parties.

          (d)  Amendments.  The Certificate may be amended only
               __________
     if the amendment is approved by the vote, consent, or agreement of Members holding at least 75% of the Voting Rights, except that any provision of this Agreement requiring a higher vote may only be amended or repealed by at least that higher vote. An amendment to this Agreement must be in writing and shall take effect as provided in the document evidencing the amendment.

          (e)  Binding Effect and Rights of Third Parties.  This
               __________________________________________
     Agreement has been adopted to govern the operation of the Company, and shall be binding on and inure to the benefit of the Members and their respective heirs, personal representatives, successors, and assigns. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other third party.

          (f)  Governing Law.  This Agreement shall be governed
               _____________
     by and interpreted and enforced in accordance with the substantive laws of the Commonwealth of Pennsylvania (including, without limitation, provisions concerning limitations of actions), without reference to the conflicts of laws rules of that or any other jurisdiction, except that federal law shall also apply to the extent relevant.

          (g)  Severability.  If any provision of this Agreement
               ____________
     or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected thereby and that provision shall be enforced to the greatest extent permitted by law.

          (h)  Conflict Resolution.  (1)  Informal Procedures.
               ___________________        ___________________
     Any and all disputes, controversies and disagreements arising from or relating to this Agreement, initially shall be referred to the Operating Committee for resolution, and then if unresolved after thirty (30) days, shall be referred to the Chief Executive Officer of UNCB and John Neihart who shall evaluate the dispute and meet in good faith to resolve the dispute. In the event a resolution is not reached within 15 days, the parties agree that the dispute shall, at the request of any party to the dispute be resolved by binding arbitration and not by court action.

          (2)  Applicable Arbitration Law and Procedures.  If
               _________________________________________
     arbitration is chosen, it will be conducted pursuant to the then applicable rules of either the American Arbitration Association ("AAA"), or that of JAMS, at the option of the party requesting the arbitration. Copies of the AAA rules and forms may be obtained at any American Arbitration Association office, or through the internet at address www.adr.org . Copies of the JAMS rules may be obtained at any JAMS office or through the internet at address www.jamsadr.com. This arbitration provision is made pursuant to a transaction involving interstate commerce and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1, et seq. (as amended from time to time), and the substantive law of Pennsylvania,

          (3)  Conduct of Arbitration.  Arbitration shall be
               ______________________
     conducted in Lancaster County, Pennsylvania, unless the parties agree to a different location. The arbitrator shall be selected from a panel of 3 arbitrators submitted by the parties to the arbitration, by the parties either mutually agreeing on the arbitrator or striking persons from the panel until one person is left, that person being the arbitrator. The parties shall equally share the fees of the arbitrator and other jointly incurred reasonable expenses. The arbitrator shall have the power to authorize reasonable discovery and to issue any necessary orders and subpoenas. The parties agree that all discovery shall be limited and expedited to the maximum extent practical, and the arbitrator is specifically requested and encouraged to minimize discovery and its cost to the maximum extent practicable. The arbitrator shall have authority to award damages and grant such other relief the arbitrator deems appropriate, including reimbursement of a party's share of the fees and expenses of the arbitration. The arbitrator shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator. The arbitrator shall set forth in the award findings of fact and conclusions of law supporting the arbitrator's decision, which must be based upon applicable law and supported by evidence meeting the judicial standards for the burden of proof for like claims made in court, under the law of Pennsylvania. Judgment upon the award may be entered by any court of competent jurisdiction. Except as specifically set forth herein, the arbitrator shall have the ability to grant all equitable and legal remedies, declaratory and injunctive relief, as may be available under applicable law.

     BY AGREEING TO THIS ARBITRATION PROVISION, THE PARTIES ARE AGREEING TO HAVE DISPUTES ARISING FROM THIS OPERATING AGREEMENT, AS DESCRIBED ABOVE (OTHER THAN THOSE DISPUTES RESOLVED INFORMALLY UNDER SUBSECTION (1) OF THIS SECTION), RESOLVED EXCLUSIVELY BY ARBITRATION, AND ARE HEREBY KNOWINGLY AND VOLUNTARILY WAIVING ANY RIGHT TO LITIGATE ANY SUCH DISPUTES IN COURT, AND THE PARTIES ARE ALSO WAIVING ANY RIGHT TO A TRIAL BY JURY.

          (i)  Construction.  Whenever the context requires, the
               ____________
     gender of any word used in this Agreement includes the masculine, feminine, or neuter, and the number of any word includes the singular or plural. All references to articles and sections refer to articles and sections of this Agreement, and all references to annexes are to annexes attached hereto, each of which is made a part hereof for all purposes. The headings in this Agreement are for convenience only; they do not form a part of this Agreement and shall not affect its interpretation.

          (j)  Sharing of Customer Information.   It is intended
               _______________________________
     that, in operating the business formed under this Agreement, the Bank and the Company will share customer information with each other for cross-marketing purposes, to the extent applicable law allows. To that end, the Company and the Bank agree to modify their customer privacy policies and disclosures to provide appropriate "opt out" options for customers to decline to have their confidential financial information shared with affiliates and shall take whatever other steps are necessary to comply with applicable law including, but not limited to Title V of the Gramm Leach Bliley Act and any applicable state law.

     IN WITNESS WHEREOF, the undersigned Members have executed and delivered this Agreement as of the date first above written.

Attest:                         UNION NATIONAL COMMUNITY BANK



______________________________  By_____________________________

Witness:


______________________________  _______________________________
                                John Neihart


______________________________  _______________________________
                                Kevin Glackin

                            ANNEX A
 Initial Capital Contributions, Ownership Shares and Initial
                         Voting Rights


                          July 1, 2005



      Member              Initial Capital Percentage
(Name and Address)          Contribution   Interest Voting Rights
_________________________ _______________ _________ _____________
Union National Community   $294,000 Cash     98%        51%
Bank
P.O. Box 567
101 East Main Street
Mount Joy PA 17552

_________________________ _______________ _________ _____________
John Neihart                 $3,240 Cash   1.08%      24.5%
532 Bald Eagle Court      $17,280 in kind
Lancaster, PA 17601        $20,520 Total

_________________________ _______________ _________ _____________
Kevin Glackin               $2,760 Cash     .92%%     24.5%
117 Hadley's Mill Run     $14,720 in kind
Kennett Square, PA  19348  $17,480 Total

_________________________ _______________ _________ _____________



In addition to the cash capital contributions Neihart/Glackin will contribute the following assets to the Company as a capital contribution, which shall be valued in the aggregate at Thirty-Two Thousand Dollars ($32,000), and allocated Seventeen Thousand Two Hundred Eighty Dollars($17,280) to Neihart and Fourteen Thousand Seven Hundred Twenty Dollars ($14,720) to Glackin.

In Kind Contributed Assets:

     1. Proprietary customized in-house software developed by Neihart/Glackin specifically for the Mortgage business

     2. The Business model and methodologies developed for Home Team Mortgage, Inc., including the developed business process, lead/customer development strategies, customer follow-up methodologies, tracking systems for loans and customers, developed relationships with wholesale lenders and investors and vendors and the overall strategic model for the mortgage business developed by Neihart/Glackin for use by Home Team Mortgage, Inc.

                           ANNEX B


    List of Assets Purchased by the Company from Home Team
                        Mortgage, Inc.

                           ANNEX C
      Stepdown in Profit Distributions and Voting Rights


                             Net Profit Distribution %
                           _____________________________
    Profit Distribution      UNCB     Neihart   Glackin
    ___________________    _________ _________ _________
Startup Year      2005       30.0%     37.69%    32.31%
    Year 1        2006       30.0%     37.69%    32.31%
    Year 2        2007       30.0%     37.69%    32.31%
    Year 3        2008       30.0%     37.69%    32.31%
    Year 4        2009       30.0%     37.69%    32.31%
    Year 5        2010       30.0%     37.69%    32.31%
    Year 6        2011       44.0%    30.152%   25.848%
    Year 7        2012       58.0%    22.614%   19.386%
    Year 8        2013       72.0%    15.076%   12.924%
    Year 9        2014       86.0%     7.538%    6.462%
    Year 10       2015      100.0%       0%        0%


 Startup Year           Voting Rights
_____________  _____________________________
                 UNCB     Neihart   Glackin
               _________ _________ _________
    2005          51%       24.5%     24.5%
    2006          51%       24.5%     24.5%
    2007          51%       24.5%     24.5%
    2008          51%       24.5%     24.5%
    2009          51%       24.5%     24.5%
    2010          51%       24.5%     24.5%
    2011          70%        15%       15%
    2012          70%        15%       15%
    2013          70%        15%       15%
    2014          70%        15%       15%
    2015         100%         0%        0%


                         ANNEX  D

     The following sets forth the manner in which Buyout Payments made to an individual member (or member's estate) are to be calculated under the terms of Paragraph 16.

If an individual member dies or becomes disabled during calendar year 2005 or 2006, Ninety (90) business days following January 1of 2007, UNCB shall prepare and provide to John Neihart and Kevin Glackin (or their personal representative(s) or guardian(s)) an unaudited profit and loss financial report of the Company (the "Net Profit Measurement Report"). Buyout payments to Neihart if he becomes disabled or Neihart's estate if he dies, payable in 2007, will be 37.69% of the Net Profit distributable to the Members for 2006, reduced by 6% for each year of acceleration (four years or 24%); the resulting sum shall be payable annually, on or before April 30, for four (4) additional years (2008 through 2011) but for each of five (5) years it shall be reduced by a dollar figure calculated from UNCB's incremental income tax rate for the latest completed taxable year prior to the buyout payment; Buyout payments to Glackin if he becomes disabled or Glackin's estate if he dies, payable in 2007, will be 32.31% of the Net Profit distributable to the Members for 2006, reduced by 6% for each year of acceleration (four years or 24%); the resulting sum shall be payable annually, on or before April 30, for four (4) additional years (2008 through 2011) but for each of five years it shall, in addition to the foregoing reduction be further reduced by a dollar figure calculated from UNCB's incremental income tax rate for the latest completed taxable year prior to the buyout payment.

If the death or disability occurs in 2007, Buyout payments to Neihart if he becomes disabled or Neihart's estate if he dies will be calculated as the sum of: (a) 37.69% of the Net Profit distributable to the Members for 2007 times two (x2), and (b) 37.69% of the Net Profit distributable to the Members for 2006, times one (x1), the sum of which is then divided by 3, and then reduced by 6% for each year of acceleration (three years or 18%); the resulting sum shall be payable annually, on or before April 30, for five (5) years (2008 through 2012) but for each of five
(5) years it shall be reduced by a dollar figure calculated from UNCB's incremental income tax rate for the latest completed taxable year prior to the buyout payment; Buyout payments to Glackin if he becomes disabled or Glackin's estate if he dies will be calculated as the sum of: (a) 32.31% of the Net Profit distributable to the Members for 2007 times two (x2), and (b) 32.31% of the Net Profit distributable to the Members for 2006, times one (x1), the sum of which is then divided by 3, and then reduced by 6% for each year of acceleration (three years or 18%); the resulting sum shall be payable annually, on or before April 30, for five (5) years (2008 through 2012) but for each of five years it shall, in addition to the foregoing reduction, be further reduced by a dollar figure calculated from UNCB's incremental income tax rate for the latest completed taxable year prior to the buyout payment.
..

If the death or disability occurs in 2008, Buyout payments to Neihart if he becomes disabled or Neihart's estate if he dies will be calculated as the sum of: (a) 37.69% of the Net Profit distributable to the Members for 2008, times three (x3); (b) 37.69% of the Net Profit distributable to the Members for 2007, times two (x2); and (c) 37.69% of the Net Profit distributable to Members for 2006 times one (x1), the sum of which is then divided by 6, and then reduced by 6% for each year of acceleration (two years or 12%); the resulting sum shall be payable annually, on or before April 30, for five (5) years (2009 through 2013) but for each of five (5) years it shall be reduced by a dollar figure calculated from UNCB's incremental income tax rate for the latest completed taxable year prior to the buyout payment: Buyout payments to Glackin if he becomes disabled or Glackin's estate if he dies will be calculated as the sum of: (a) 32.31% of the Net Profit distributable to the Members for 2008, times three (x3); (b) 32.31% of the Net Profit distributable to the Members for 2007, times two (x2); and (c) 32.31% of the Net Profit distributable to Members for 2006 times one (x1), the sum of which is then divided by 6, and then reduced by 6% for each year of acceleration (two years or 12%); the resulting sum shall be payable annually, on or before April 30, for five (5) years (2009 through 2013) but for each of five years it shall, in addition to the foregoing reduction, be further reduced by a dollar figure calculated from UNCB's incremental income tax rate for the latest completed taxable year prior to the buyout payment.
..

If the death or disability occurs in 2009, Buyout payments to Neihart if he becomes disabled or Neihart's estate if he dies will be calculated as the sum of: (a) 37.69% of the Net Profit distributable to the Members for 2009, times three (x3); (b) 37.69% of the Net Profit distributable to the Members for 2008, times two (x2); and (c) 37.69% of the Net Profit distributable to Members for 2007 times one (x1), the sum of which is then divided by 6, and then reduced by 6% for each year of acceleration (one year or 6%); the resulting sum shall be payable annually, on or before April 30, for five (5) years (2010 through 2014) but for each of five (5) years it shall be reduced by a dollar figure calculated from UNCB's incremental income tax rate for the latest completed taxable year prior to the buyout payment; Buyout payments to Glackin if he becomes disabled or Glackin's estate if he dies will be calculated as the sum of: (a) 32.31% of the Net Profit distributable to the Members for 2009, times three
(x3); (b) 32.31% of the Net Profit distributable to the Members for 2008, times two (x2); and (c) 32.31% of the Net Profit distributable to Members for 2007 times one (x1), the sum of which is then divided by 6, and then reduced by 6% for each year of acceleration (one year or 6%); the resulting sum shall be payable annually, on or before April 30, for five (5) years (2010 through 2014) but for each of five years it shall, in addition to the foregoing reduction, be further reduced by an amount calculated from UNCB's incremental income tax rate for the latest completed taxable year prior to the buyout payment.